UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2019

CASEY'S GENERAL STORES, INC.
(Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

001-34700	42-0935283
(Commission File Number)	(I.R.S. Employer Identification Number)

One SE Convenience Blvd., Ankeny, Iowa
(Address of principal executive offices)

50021
(Zip Code)

515/965-6100
(Registrant's telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	CASY	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2019, Casey’s General Stores, Inc. (the “Company”) provided notice of non-renewal under its “change of control” employment agreements (the “Existing Agreements”) to all its officers who have entered into Existing Agreements, including William J. Walljasper (Senior Vice President and Chief Financial Officer), Julia L. Jackowski (Senior Vice President - Corporate General Counsel and Secretary) and John C. Soupene (Senior Vice President - Operations) (the “NEOs”). As a result of such non-renewal, the Existing Agreements with the NEOs will expire in accordance with their terms as follows: Mr. Walljasper and Ms. Jackowski on May 27, 2021, and Mr. Soupene on June 10, 2021. However, in the event that a change of control of the Company occurs prior to the applicable expiration date, the Existing Agreements will remain in effect in accordance with their terms.

At the same time that the notice of non-renewal under the Existing Agreements was provided, and in connection with the Company’s ongoing review of its severance practices, the Company entered into new Change of Control Agreements (the “COC Agreements”) with all its officers who have entered into Existing Agreements, including each NEO, which will become effective immediately following the expiration of their Existing Agreements.

As described below, the COC Agreements include certain material terms that differ from the Existing Agreements, including (a) a two time severance multiplier for Senior Vice Presidents, including the NEOs, instead of a three times multiplier under the Existing Agreements, and (b) a “best net” cutback with respect to change of control payments for purposes of Section 280G of the Internal Revenue Code instead of a straight cutback under the Existing Agreements.

Each COC Agreement is effective from the day immediately following the expiration of the Existing Agreement through the earlier of June 30, 2023 and the first day of the month next following the NEO’s normal retirement date under the Company’s 401(k) plan, except that on June 30, 2022 and each June 30th thereafter, the COC Agreement will automatically extend for an additional year, unless either party provides notice of non-renewal of the COC Agreement at least 60 days prior to the applicable June 30th renewal date.  In the event the Company enters into an agreement, the consummation of which would result in a change of control of the Company, or any person publicly announces an intention to take actions that would constitute a change of control (a “potential change of control”), the Company may not provide notice of non-renewal of the COC Agreement until at least one month following the public announcement of the abandonment of the transaction that resulted in such potential change of control.

In the event an NEO’s employment is terminated during the term of the COC Agreement by the Company without cause or by the NEO for good reason (each, as defined in the COC Agreement and referred to as a “Qualifying Termination”), the NEO would be entitled to a lump-sum cash severance payment in an amount equal to the sum of (a) two times the sum of the NEO’s then-current annual base salary (or, if higher, the annual base salary in effect immediately prior to the change of control) and the greater of the annual bonus received by the NEO for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the “Recent Bonus”), (b) a pro rata Recent Bonus and (c) an amount equal to 24 months of the NEO’s monthly COBRA premiums.  If an NEO experiences a Qualifying Termination following a potential change of control but prior to a change of control, and it is demonstrated that such Qualifying Termination was at the request of the potential acquirer or otherwise was in connection with the change of control and the change of control actually occurs, then the NEO would be entitled to receive a lump-sum cash payment within 30 days following such change of control equal to the aggregate severance payments described in the preceding sentence less any severance payments the NEO would have received under any other applicable plan or agreement as a result of such Qualifying Termination.

The NEOs are not entitled to any excise tax gross-up payments with respect to Section 280G of the Internal Revenue Code.  Instead, each COC Agreement provides for a “best net” approach, whereby change of control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes.

The foregoing summary of the COC Agreements is a general description only and is qualified in its entirety by reference to the full text of the COC Agreement, which is filed as Exhibits 10.1 to this Current Report, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.        Description

10.1	Form of Change of Control Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASEY'S GENERAL STORES, INC.

Dated: December 19, 2019	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and
Chief Financial Officer